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Luby’s, Inc.

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The following article relating to Luby’s, Inc. was published by Seeking Alpha on January 14, 2019:

Luby’s Proxy Fight: Retain Management, Ignore Activists

Jan. 14, 2019 7:59 AM ET3 comments

by: Financial Freedom Institute

Summary

●	Recommend vote FOR management, AGAINST activists.

●	Proxy filing is a wake-up call to management, who have incentive to turn company around.

●	Company has specific strategies for turnaround. Bandera’s board nominees have zero restaurant experience.

●	Bandera’s history suggests they will sell or liquidate the company.

●	Suggest management be given a chance to turn things around, and offer Bandera a single board seat for a truly qualified candidate.

The Luby’s Inc. proxy fight is underway, with the annual meeting scheduled for January 25. Activist fund Bandera Partners, led by Jeff Graham, is seeking to replace four board members.

While we have no position, this proxy fight is worth highlighting. It is a classic example of an activist shareholder whose actions and messaging demonstrate that they are far more likely to sell or liquidate the company than even attempt to turn it around.

Thus, it is highly instructive for shareholders of all stripes to learn when an activist wants to make a real change, or is just jockeying to sell the company.

While current management is deserving of some criticism, they have clearly received a wake-up call in the form of this proxy fight. It appears that they are embarking on an aggressive turnaround plan and it seems wiser to let management remain in place and give this plan a shot, rather than replace directors with a “Rent-A-Board” that literally has no restaurant experience.

There’s little point in regurgitating the activist’s criticisms. The company has indeed been struggling. However, Bandera’s criticisms are not accompanied by any specific details about how it would change things.

Bandera Seemingly Intends to Sell or Liquidate the Company

As far as a turnaround, Bandera offers no details in its letter to the company, no details in its proxy solicitation, and it has exactly one vague slide in its ISS presentation.

This should be of concern to proxy voters, because Bandera clearly has no idea what it wants to do if it gets control of the company.

And why should it? Despite claiming that, “We have nominated four highly-qualified, capable and committed individuals who have the relevant skill sets”, none of the candidates has any relevant restaurant experience.

This is a classic “Rent-A-Board” scenario, in which an activist fund grabs anyone who will take the job, and props them up like a façade on a movie studio lot, claiming they are the real thing.

The reason is transparent. Bandera has no intention of turning the company around. Based on its history, the more likely scenarios are that it intends to sell or liquidate the company. Both are short-sighted moves. Why sell when there’s room for operational improvements and an opportunity for the market to re-evaluate the company?

If Bandera actually cared about turning the operation around and remaining as investors, they would have put together a slate of directors who not only had restaurant experience, but turnaround experience.

It doesn’t take much to support this assertion. In his own words, Bandera manager Jeff Gramm tells shareholders to beware of activists just like him.

In a BeyondQuant Invest Training interview on April 24, 2017 interview, Gramm said:

“One of the key themes in my book is that activists are concerned primarily with their own interests....There are several examples in my book of activists who use pro-shareholder rhetoric to get control of the board, but then once they are in charge, they happily screw the other holders over.

We always must remember that shareholder activism is not a broad movement to make small, incremental improvements in public company governance. It is a powerful tool, employed by opportunistic investors, to overhaul specific boards of directors.

When activist investors are doing this, they’re looking out for their own interests and profits.”

Given that Bandera’s proxy presentation believes the company’s real value is in its real estate, and that said value is higher than the current value, this telegraphs that Gramm and his slate have no intention to trying to turn the business around.

They say they want to cut costs and “ensure a thorough and comprehensive strategic review of opportunities to maximize shareholder value”.

That’s code for “sell the company”.

That’s what Gramm does. He joined the board of Morgan’s Foods in 2013 and the company was sold a year later. Meanwhile, since joining the board at Tandy Leather Factory, that company’s stock has fallen by more than 75%.

Bandera’s Conflict of Interest?

It’s also worth noting that Bandera has another restaurant position in its portfolio: Famous Dave’s of America (DAVE), in which it has a 16% ownership stake. What’s curious is that Famous Dave’s is in far worse shape than Luby’s. The former’s revenues have fallen 60% from FY14 to the TTM, while the latter’s has declined only 9%.

Where’s Bandera’s activism for Famous Dave’s? It seems odd that a company that is doing so much worse is being given a pass by Bandera.

Which is why proxy voters should be suspicious. It’s fair to ask if it is Bandera’s intention to somehow marry these two chains together. The market caps of both companies are similar, yet Luby’s generates almost six times more revenue. Is there a take-under in the works, one that benefits Bandera at the expense of shareholders?

To repeat Gramm’s own words: “There are several examples in my book of activists who use pro-shareholder rhetoric to get control of the board, but then once they are in charge, they happily screw the other holders over.”

It’s a potential conflict of interest proxy voters need to be aware of.

Gramm Drove Another Firm into Liquidation

To that end, voters should be aware of Gramm’s other engagements as director.

Gramm highlights his directorship at Ambassador’s Group as if it’s something to be proud of. Bandera owned 16.5% of that company’s stock, and used his leverage to get appointed to the board. Yet when he joined the board, along with interim CEO Philip Livingston, on May 7 of 2014, the company spiraled downward.

Less than 18 months later, the company stock had dropped from $4.16 to $1.70 – and was liquidated. Livingston pocketed $750,000 during his tenure there....and Gramm was on the Compensation Committee. So Gramm comes on board, throws a huge chunk of money at a CEO, who promptly runs the company into liquidation.

As for Gramm, in the same interview cited above, he admits:

“Ambassadors Group was a total disaster where we ended up liquidating the company and taking a huge loss. But I’m actually prouder of my service as a director at Ambassador than I am at either Peerless or Morgan’s. Pulling the plug on Ambassadors Group’s operating business was a brutal, difficult decision, we had to lay off hundreds of employees and it was a hard thing to do. But I think we saved a lot of shareholder capital by doing it.”

It’s unclear how driving the stock price from $4.15 to $1.70 and then deciding to liquidate the company is something to be proud of, or how that saved shareholder capital.

It seems clear that voting for Bandera’s nominees would not be in the best interest of the company.

This doesn’t even mention that there are other issues of concern surrounding Bandera’s other nominees that this presentation from Luby’s shows (see pages 33-46).

Current Management Has a Plan

So if Bandera is just going to sell or liquidate the company, what is the alternative? What is current management going to do to turn things around?

The first item on the list is to raise brand awareness, and that’s arguably the most important step management can take, other than cutting costs.

While Bandera harps on company struggles, it fails to mention a significant point, one that management’s plan seems eager to address: the restaurant business in America is undergoing a significant secular shift.

From 2006 to mid-2015, the Restaurant Leaders INDXX Index quadrupled in value.

Since then, it is up only 13%. That’s because most major restaurant chains are in need of re-evaluating and re-invention.

Lest we forget, both McDonald’s (MCD) and Burger King (QSR) were struggling not too long ago. Both had to undergo major turnaround efforts in order to remain relevant, despite multi-decade histories in America. Both companies reinvented themselves.

It’s time for Luby’s to do the same. This isn’t the first time Luby’s has had to pilot itself through hard times. Their ISS filings point out that they pulled the company out of its struggles following the 2009 financial crisis.

As mentioned, the proxy filing is a wake-up call. Management appears to have gotten the message.

It is notable that, despite store closures, Luby’s revenue has only declined 9% over the past four years. That suggests that Luby’s and Fuddruckers customers are loyal, and the brands speak to them. Management highlights this in P.7 of its presentation, in which it notes Luby’s ranks 16th in brand loyalty. Fuddruckers ranks #6 as “best in class” for a chain restaurant.

This loyal customer base suggests a stable revenue base while the company turns around. This also suggests that Luby’s needs to educate new consumers about its brands more effectively. Because the flagship brand is entirely based in Texas, management has a huge advantage. It can concentrate on local and regional messaging that can also be largely homogenous.

On P.15 of the ISS filing, management says it will “implement marketing efforts and value campaigns to differentiate our offerings”. This is a key insight that Bandera does not even mention. Texas is an idiosyncratic market, and Luby’s is a Texas-based business. It knows Texans better than Bandera ever will.

Luby’s can take a page out of both McDonald’s and P.F. Chang’s books. McDonald’s gussied up its menu and its offerings, while still holding itself out as the same chain customers knew and loved. P.F. Chang’s, following its acquisition, has done the same thing at least twice.

Another approach might be to shorten the chain’s name from “Luby’s Cafeteria’s” to just “Luby’s”. A “cafeteria” doesn’t sound appetizing.

Fuddruckers will be more challenging. It is scattered all over the country. It definitely is its own thing, but trying to define what that brand is and how to message it effectively is where management will find challenges. The place to start is with current customers. If they are #6 in “best in class”, ask them why and go from there.

The other half of the equation is costs. If there is one area where a company can lose control a little bit at a time, it’s on the expense lines. Costs have a way of slowly creeping up. G&A is about 10.7% of revenue, whereas it is 8% at Darden Restaurants (DRI). Total operating expenses exceed revenue at Luby’s, and are about 91% of revenue at Darden.

Management has already been tackling this issue, having closed 21 restaurants in the most recent fiscal year, while raising up to $45 million in asset sales.

There are always places to cut. There are always efficiencies to be found. Luby’s has to get in there and continue to find those cuts. That’s not a terribly challenging job, and management knows best where and how to cut.

Conclusion

There’s one last point to be made. The Pappas brothers own more than a third of the company. It is in their own best interest to turn their company around. Bandera says it has been a shareholder for the past decade, which would suggest their average cost basis is roughly at or below the market cap they believe the company is worth.

Bandera wants to get out of its position and, in its leader’s own words, will have no compunction about screwing over shareholders. Bandera is also taking a somewhat juvenile approach to its communications. The filings on January 10 , as well as their press release, feel more like arrogant hedge-fund managers throwing a tantrum over having their egos bruised than anything else. They complain about personal attacks while having been the perpetrators of the same tactic when they launched their proxy contest.

In the final analysis, Luby’s management has far more to gain by turning things around than simply doing nothing.

The proper move here is to vote for Luby’s management in the proxy filing, and give them a chance to execute their plan. If Bandera is smart, Gramm will find a truly qualified candidate, and Luby’s will add him to the board so Bandera feels like it is at least part of the process.

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